Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Financial Bancorp. 2009 Employee Stock Plan (1,500,000) shares) and the First Financial Bancorp. 2009 Non-Employee Director Stock Plan (75,000 shares), of our report dated  March 16, 2010, with respect to the consolidated financial statements of First Financial Bancorp. and the effectiveness of internal control over financial reporting of First Financial Bancorp. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Cincinnati, Ohio
August 9, 2010